EnCana Corporation

Notice of Annual and Special Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend the Annual and Special Meeting of Shareholders of EnCana Corporation (the “Corporation” or “EnCana”) which will be held in the Imperial Ballroom at the Hyatt Regency Calgary at 700 Centre Street S.E., Calgary, Alberta, Canada on Wednesday, April 23, 2003 at 3:00 p.m. (Calgary time).

The purposes of the Meeting are:

1.	to receive the Consolidated Financial Statements and the Auditors’ Report for the year ended December 31, 2002;
2.	to elect directors;
3.	to appoint auditors for the ensuing year and authorize the directors to fix their remuneration;
4.	to confirm the enactment of new By-law No. 1 of the Corporation; and
5.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

        Shareholders who are unable to attend the Meeting in person are asked to complete, sign and return the enclosed proxy in the envelope provided or alternatively, vote by telephone or the internet at their discretion. Please note that your proxy must be deposited and received by CIBC Mellon Trust Company, at the address specified on page 1 of the accompanying Information Circular, by 3:00 p.m. (Calgary time) on Monday, April 21, 2003; or, if the Meeting is adjourned, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the reconvened meeting, otherwise the proxy may be invalid. Complete directions for use of the telephone or the internet to transmit your voting instructions are provided with the enclosed proxy and are described in the accompanying Information Circular.

        Your participation as a shareholder is very important to our Corporation. Please ensure your shares are represented at the Meeting.

Sincerely,

Kerry D. Dyte Corporate Secretary
Calgary, Alberta March 17, 2003

EnCana Corporation

INFORMATION CIRCULAR

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

        The enclosed form of proxy is solicited by the management of EnCana Corporation (the “Corporation” or “EnCana”) for use at the Annual and Special Meeting of Shareholders (the “Meeting”) to be held on April 23, 2003, at the place and time and for the purposes set forth in the Notice of Annual and Special Meeting of Shareholders (the “Notice of Meeting”) accompanying this Information Circular. The solicitation will be primarily by mail, but proxies also may be solicited personally by directors and regular employees of the Corporation. All expenses in connection with the solicitation will be borne by the Corporation. Information contained in this Information Circular is given as at February 28, 2003.

VOTING OF PROXIES

Instructions for Registered Holders of Common Shares

        Registered holders of Common Shares who are unable to be present at the Meeting may vote through the use of proxies. If you are a registered holder of Common Shares you should convey your voting instructions in one of the three voting methods available to you: (i) use of the paper form of proxy to be returned by mail or delivery; (ii) use of the telephone voting procedure; or (iii) use of the internet voting procedure.

        Mail

        If a registered holder of Common Shares elects to use the paper form of proxy, then it must be completed, dated and signed in accordance with the instructions included with the form of proxy. Proxies must be received by CIBC Mellon Trust Company no later than 3:00 p.m. (Calgary time) on Monday, April 21, 2003 or, if the Meeting is adjourned, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the reconvened meeting, otherwise they may be invalid. Proxies may be delivered using the enclosed postage prepaid self-addressed envelope, or by otherwise delivering them to the Corporate Secretary of the Corporation c/o CIBC Mellon Trust Company, 600 The Dome Tower, 333 — 7 Avenue S.W., Calgary, Alberta T2P 2Z1.

        If the enclosed form of proxy is duly completed and timely deposited, the persons named in it will vote for, against or withhold from voting, the shares for which they are proxyholder, in accordance with the instructions of the shareholders appointing them on any ballot that may be called for. If no such instructions are given, these persons will vote FOR the election of the directors and FOR the appointment of the auditors named under those headings in this Information Circular, and FOR the resolution to confirm the enactment of new By-law No. 1 of the Corporation. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and other matters which may properly come before the Meeting. At the time of printing this Information Circular, the Corporation’s management knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any such amendments, variations or other matters, including procedural matters, are required to be voted on at the Meeting, or any adjournments thereof, the persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed proxyholder in accordance with their best judgment.

        Telephone

        If a registered holder of Common Shares elects to vote by telephone, then a touch-tone telephone must be used to transmit voting preferences to a toll free number: 1-877-290-3210 (English and French). A registered holder of Common Shares must follow the instructions of the “Vote Voice” and refer to the form of proxy sent to such shareholder, and will be required to enter the Control Number provided to such shareholder, as described under the heading “Control Number”, below. Voting instructions are then conveyed by use of touch-tone selections over the telephone.

           Internet

        If a registered holder of Common Shares elects to vote by internet (English and French), then they must access the website: www.proxyvoting.com/encana

        A registered holder of Common Shares must then follow the instructions contained on the website and refer to the form of proxy sent to such shareholder, and will be required to enter the Control Number provided to such shareholder, as described under the heading “Control Number” below. Voting instructions are then conveyed electronically by the registered holder of Common Shares over the internet.

        Control Number

        In order to vote via the telephone or the internet, registered holders of Common Shares will be required to enter the 13-digit Control Number located on the back side of the form of proxy (see Box 2) that has been provided to them.

Instructions for Non-Registered Holders of Common Shares

        All non-registered holders of Common Shares who receive these materials through a broker or other intermediary should complete and return the materials entitling such beneficial owners to vote in accordance with the instructions provided to them by such broker or other intermediary.

Confidentiality

        Proxies are counted and tabulated by CIBC Mellon Trust Company, the transfer agent of the Corporation, in such a manner as to preserve the confidentiality of the votes of individual holders of Common Shares, except: (a) as necessary to meet applicable legal requirements; (b) in the event of a proxy contest; or (c) in the event a holder of Common Shares has made a written comment on the proxy.

APPOINTMENT AND REVOCATION OF PROXIES

Appointment

        For a shareholder who is an individual, the form of proxy may be signed either by the individual or by his attorney authorized in writing. In the case of a shareholder which is a body corporate or an association, the proxy shall be in writing executed by a duly authorized officer or by an attorney thereof authorized in writing. Persons signing as executors, administrators, or trustees should so indicate and must provide a true copy of the document establishing their authority. A partnership should sign in the partnership name by an authorized person(s).

        The persons named in the enclosed form of proxy are directors or officers of the Corporation. A shareholder has the right to appoint a person to represent him at the Meeting other than the persons designated in the enclosed form of proxy. Such right may be exercised by inserting the name of the shareholder’s nominee in the space provided in the paper form of proxy enclosed or by completing another proper form of proxy and depositing it with the Corporate Secretary of the Corporation within the time, and in the manner, specified above. The paper form of proxy is the only voting option by which a registered holder of Common Shares may appoint a person as proxy other than the management nominees named on the form of proxy. A person appointed as a proxyholder need not be a shareholder of the Corporation.

Revocation

        A shareholder who has given a proxy may revoke it, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by it, by signing another proper form of proxy bearing a later date and depositing it with the Corporate Secretary of the Corporation within the time specified for deposit of proxies, or by signing a written notice of revocation and depositing it with the Corporate Secretary of the Corporation either (a) c/o CIBC Mellon Trust Company, 600 The Dome Tower, 333 — 7 Avenue S.W., Calgary, Alberta T2P 2Z1, or (b) at the registered office of the Corporation, 1800, 855 — 2 Street S.W., Calgary, Alberta T2P 2S5, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or by delivering it to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof. If the instructions were conveyed by telephone or the internet then conveying new instructions by any of these two means will revoke the prior instructions. If a shareholder attends the Meeting and votes in person on any matter, such voting will supersede any proxy previously given by such shareholder with respect to that matter.

RECORD DATE AND VOTING SHARES

        Each shareholder is entitled to one vote for each Common Share registered in his name, or in the name of a securities dealer, bank or trust company on his behalf, on the list of shareholders prepared as of the close of business on March 17, 2003, the record date fixed by the Board for determining shareholders entitled to notice of the Meeting. Only holders of Common Shares as of March 17, 2003 will be entitled to vote at the Meeting. As of February 28, 2003, there are issued and outstanding 479,763,684 Common Shares. With respect to voting on the matters set out in the Notice of Meeting, each shareholder is entitled to one vote for each Common Share held. For each of the matters set out in the Notice of Meeting to be approved, more than 50 percent of the votes cast by shareholders, present in person or represented by proxy, must be cast in favour of such resolutions.

        To the knowledge of the directors and management of the Corporation, as at February 28, 2003, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying more than 10 percent of the voting rights attached to voting securities of the Corporation.

PURPOSES OF THE MEETING

CONSOLIDATED FINANCIAL STATEMENTS AND AUDITORS’ REPORT

        The audited consolidated financial statements of the Corporation for the year ended December 31, 2002 and the Auditors Report thereon will be received at the Meeting. These statements and the Auditors’ Report are contained in the 2002 Annual Report of the Corporation, which is being provided to each shareholder entitled to receive a copy of the Notice of Meeting and this Information Circular.

ELECTION OF DIRECTORS

        The Articles of the Corporation provide that the minimum number of directors shall be eight and the maximum number shall be 17. There are currently 16 directors. At the Meeting, shareholders will be asked to elect as directors the 14 nominees listed in the following table to serve until the close of the next annual meeting of shareholders, or until their respective successors are duly elected or appointed.

        The following table provides the names and cities of residence of all persons proposed to be nominated for election as directors of the Corporation, the date on which each became a director of either Alberta Energy Company Ltd. (“AEC”) or PanCanadian Energy Corporation (or its predecessor, PanCanadian Petroleum Limited) (“PanCanadian”), the present occupations of such persons, and the number of voting shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each as at February 28, 2003, and where indicated includes shares under option. The Corporation indirectly acquired all of the shares of AEC on April 5, 2002 and changed its name to EnCana Corporation (the “Merger”). The Corporation amalgamated with AEC and another wholly-owned subsidiary on January 1, 2003.

	Director of			Number of
Nominee and	EnCana or		Number of	Deferred
Municipality of Residence	AEC Since	Principal Occupation	Common Shares (7)	Share Units (8)

Michael N. Chernoff (2,6) West Vancouver, British Columbia	1999	Corporate Director	794,350	5,963

Patrick D. Daniel (1,5) Calgary, Alberta	2001	President & Chief Executive Officer Enbridge Inc. (energy, transportation and services)	16,674	3,000

Ian W. Delaney (3,5) Toronto, Ontario	1999	Chairman of the Board Sherritt International Corporation (nickel/cobalt mining, oil and gas production, electricity generation)	51,800	5,963

William R. Fatt (1,2) Toronto, Ontario	1995	Chief Executive Officer Fairmont Hotels & Resorts Inc. (hotels)	23,769	3,000

Michael A. Grandin (3,5,6,9) Calgary, Alberta	1998	Chairman & Chief Executive Officer Fording Canadian Coal Trust (metallurgical coal)	83,095	3,000

Barry W. Harrison (1,4) Calgary, Alberta	1996	Corporate Director and independent businessman	18,717	3,000

	Director of			Number of
Nominee and	EnCana or		Number of	Deferred
Municipality of Residence	AEC Since	Principal Occupation	Common Shares (7)	Share Units (8)

Richard F. Haskayne, O.C. (3,4) Calgary, Alberta	1992	Chairman of the Board TransCanada PipeLines Limited (pipelines and energy services)	44,840	5,963

Dale A. Lucas (1,5) Calgary, Alberta	1997	President D.A. Lucas Enterprises Inc. (international energy project consulting)	21,852	5,963

Ken F. McCready (2,5) Calgary, Alberta	1992	President K.F. McCready & Associates Ltd. (sustainable energy development consulting company)	19,500	3,000

Gwyn Morgan (2a, 5a) Calgary, Alberta	1993	President & Chief Executive Officer EnCana Corporation	950,388	102,963

Valerie A.A. Nielsen (2,3) Calgary, Alberta	1990	Corporate Director	54,304	5,963

David P. O’Brien (1a, 2a, 3a, 4, 5a, 6a, 9) Calgary, Alberta	1990	Chairman of the Board EnCana Corporation	139,603	3,000

Dennis A. Sharp (2,4) Calgary, Alberta	1998	Chairman & Chief Executive Officer UTS Energy Corporation (oil and gas company)	33,300	3,000

James M. Stanford (3,6) Calgary, Alberta	2001	President Stanford Resource Management Inc. (investment management)	18,674	3,000

1	Audit Committee
1a	Ex officio member
2	Corporate Responsibility, Environment, Health and Safety Committee
2a	Ex officio member
3	Human Resources and Compensation Committee
3a	Ex officio member
4	Nominating and Corporate Governance Committee
5	Pension Committee
5a	Ex officio member
6	Reserve Committee
6a	Ex officio member

An ex officio non-voting member of a committee will attend as schedule permits. Non-voting members may vote when necessary to achieve a quorum.

The Corporation does not have an Executive Committee of its Board of Directors.

7	The shares shown include the following:

		Options to Acquire
Director	Voting Shares	Voting Shares
M.N. Chernoff	764,770	29,580
P.D. Daniel	1,174	15,500
I.W. Delaney	22,220	29,580
W.R. Fatt	8,269	15,500
M.A. Grandin	6,035	77,060
B.W. Harrison	3,217	15,500
R.F. Haskayne	29,980	14,860
D.A. Lucas	1,472	20,380
K.M. McCready	4,000	15,500
G. Morgan	164,628	785,760
V.A.A. Nielsen	10,004	44,300
D.P. O’Brien	14,663	124,940
D.A. Sharp	17,800	15,500
J.M. Stanford	3,174	15,500

8	For more detailed information relating to the deferred share units held by the directors, see “Statement of Executive Compensation — Compensation of Directors”, and for the deferred share units held by Mr. G. Morgan, see “Statement of Executive Compensation — Human Resources and Compensation Committee Report” and “Statement of Executive Compensation — Summary Compensation Table”.

9	Mr. D.P. O’Brien and Mr. M.A. Grandin each also received a special grant of 300,000 SARs for services rendered in 2001 and during 2002 in connection with planning and completion of the Merger in their roles as Chief Executive Officer and President, respectively, of PanCanadian Energy Corporation (as the Corporation was then named). See “Human Resources and Compensation Committee Report — Compensation of the President & Chief Executive Officer”.

        At February 28, 2003, the number of shares held beneficially by EnCana directors and senior management, shares held by employees under the Corporation’s savings plan, together with the total number of shares under option, amount to approximately 30.7 million Common Shares, representing approximately 6 percent of the voting shares of EnCana on a fully-diluted basis. In addition, directors and senior management hold 313,704 deferred share units.

         All of the nominees named for election as directors were elected to their present term of office at the last annual meeting of shareholders.

         The management of the Corporation has no reason to believe that any of the above nominees will be unable to serve as a director but, in the event that a vacancy among the original nominees occurs for any reason prior to the Meeting, the persons named in the enclosed form of proxy will vote the Common Shares, in respect of which they are appointed proxyholder, in accordance with their best judgement.

         APPOINTMENT OF AUDITORS

         Shareholders will be asked to vote for the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, Calgary, Alberta, as auditors of the Corporation and to authorize the directors of the Corporation to fix their remuneration. The firm of PricewaterhouseCoopers LLP, or its predecessor, has been the auditors of the Corporation for more than five years.

SPECIAL BUSINESS OF THE MEETING

CONFIRMATION OF NEW BY-LAW NO. 1

         Effective February 19, 2003, the Board enacted new By-law No. 1 regulating, generally, the business and affairs of the Corporation. The Board and management request that you consider and, if you consider it appropriate, confirm the new By-law No. 1 which replaced EnCana’s by-laws in effect immediately prior to February 19, 2003. By-law No. 1 sets forth the general rules with respect to the business and affairs of the Corporation, including the framework for the execution of documents on behalf of the Corporation, the borrowing powers of the Board of Directors, the formalities associated with meetings of the Board of Directors, the formalities associated with shareholder meetings, the appointment of officers, the division of the business and operations of the Corporation into divisions and units, the indemnification of directors and officers, the payment of dividends, and communications between the Corporation and shareholders.

         By-law No. 1 was adopted in large part in response to the changes to the Canada Business Corporations Act (“CBCA”) which became effective in November 2001, as well as to provide greater flexibility with respect to the management of the business and affairs of the Corporation. By-law No. 1 includes provisions relating to the holding of director and shareholder meetings by electronic means, as well as relating to the voting at shareholder meetings by electronic means. By-law No. 1 also contains provisions permitting shareholder meetings to be held in certain circumstances exclusively by various means of electronic communication facilities. By-law No. 1 permits notices of shareholder meetings to be given electronically provided the shareholder has consented. By-law No. 1 also deletes certain matters which were set out in the previous by-laws but which have been amended as a result of the amendments to the CBCA. Since these matters are governed by the CBCA, it is not necessary to repeat them in By-law No. 1. These matters include a reduction in the previous majority resident Canadian requirement for the composition of a board of directors to 25 percent and a modification in the period within which notices of shareholder meetings must be sent to not less than 21 days and not more than 60 days (changed from the previous 21 and 50 days).

         The text of By-law No. 1 is attached hereto as Appendix “A”; shareholders who would like to receive a copy of the previous By-law No. 1 as in effect prior to February 19, 2003 should contact the Corporate Secretary of EnCana at (403) 645-2000 or by fax at (403) 645-4617.

         Pursuant to the CBCA, the Board has adopted By-law No. 1 and is required to submit same to EnCana’s shareholders at this annual meeting. At the Meeting, you will be asked to consider and, if you consider it appropriate, adopt, with or without variation, an ordinary resolution in the following form:

“RESOLVED, as an ordinary resolution, that new By-law No. 1 of the Corporation enacted by the Board of Directors at its meeting on February 19, 2003, is hereby confirmed as a by-law of the Corporation.”

         The Board of Directors and management of the Corporation recommend the adoption of this resolution.

STATEMENT OF EXECUTIVE COMPENSATION

COMPOSITION OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

         The following served as members of the Human Resources and Compensation Committee (the “HRC Committee”) during the year ending December 31, 2002 since April 5, 2002, the date of the Merger: R.F. Haskayne, O.C., I.W. Delaney, M.A. Grandin, J.C. Lamacraft, V.A.A. Nielsen and J.M. Stanford, all of whom have been, since the Merger, non-management directors. Prior to the Merger, Mr. M.A. Grandin was the President of PanCanadian Energy

Corporation (as the Corporation was then named). Mr. D.P. O’Brien, the Chairman of the Board of the Corporation, also serves as an ex officio member of the HRC Committee. There were no interlocking relationships with any Committee member, as described in item VIII.1(d)-(f) of Form 40 of the regulations made under the Securities Act (Ontario). Prior to the Merger, the members of the Human Resources Management and Compensation Committee (as it was then known) were K.F. McCready, B.W. Harrison and J.M. Stanford. Mr. D.P. O’Brien, who was the Chairman and Chief Executive Officer of the Corporation prior to the Merger, was an ex officio member of the Committee.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

       EnCana’s executive compensation program (the “Program”) is governed by the HRC Committee of the EnCana Board of Directors (the “Board”). The HRC Committee, amongst its other responsibilities, makes recommendations to the Board on the compensation of the President & Chief Executive Officer and approves and reports to the Board on the compensation of other senior executive officers of EnCana. The HRC Committee has been delegated the authority to authorize stock options, subject to option plans approved by the Board and EnCana shareholders. The HRC Committee reviews annually and monitors the design and effectiveness of the compensation programs for the entire Corporation.

       The Program is designed to attract, motivate, reward and retain the senior executives required to achieve EnCana’s operational and strategic objectives.

The Program has the following components:

•	Base Salaries;

•	Annual High Performance Results awards; and

•	Long-term Incentives.

       EnCana participates in annual compensation surveys, conducted by independent consultants, of salary, benefits and other incentive programs of most major oil and gas companies in Canada. In addition, the HRC Committee receives reports from independent outside advisors on the compensation of senior executives relative to a North American oil and gas peer group and on the effectiveness of the Corporation’s compensation programs. The surveys and the reports are employed by the HRC Committee in its deliberations. EnCana’s Program is results oriented and greater than one-half is based on incentive compensation.

Base Salary

        Salaries for the President & Chief Executive Officer and senior executive officers were targeted, on average, at the top of the Canadian oil and gas industry, with secondary consideration to the median salaries paid by the North American oil and gas industry peer group, taking into account performance, experience and overall leadership. Since EnCana is one of Canada’s largest industrial corporations and is larger in size than any member of the Canadian peer group, the HRC Committee also gives consideration to the compensation paid by other top Canadian companies. Actual salaries in 2002 were, on average, at the 100th percentile of Canadian and the 51st percentile of the North American oil and gas industry peer group.

Results Awards

High Performance Results awards are granted based on:

•	performance relative to objectives previously approved by the Board, including operating and strategic measures;

•	additional value added beyond annual objectives; and

•	relative share price performance.

       Key corporate measures used to determine EnCana’s success include: production volumes, operating cash flow, reserve additions, reserve replacement costs, production replacement ratio, net earnings per share, operating expenses, general and administrative costs, netback, recycle ratio, return on capital employed, debt to capitalization ratio, and the maintenance of EnCana’s integrity and reputation.

       All employees are eligible for a High Performance Results award based on meeting and exceeding objectives and accountabilities set out annually in their High Performance Contract.

       The awards are determined by the HRC Committee subjectively taking into account both corporate and individual performance on an absolute basis compared to objectives and additional value added and compared to peer companies on a relative basis.

       The results award is based 75 percent on individual performance which is paid in cash while 25 percent of the award is based on corporate performance and is paid in the form of shares into the Investment Plan for employees of EnCana which vest immediately.

       Total cash compensation (salary and results awards) for senior executive officers is targeted to be at the top of the Canadian oil and gas industry and with secondary consideration to the North American oil and gas industry peer group. In 2002, salaries and bonuses for the senior executive group for 2001 performance were, on average, at the 86th percentile of the Canadian and the 47th percentile of the North American oil and gas industry peer group.

       Mr. R.K. Eresman was awarded a total for 2002 of $1,137,500 for outstanding strategic leadership and results of the Onshore North America Division including profitable production growth and reserve additions.

       Mr. J.D. Watson was awarded a total for 2002 of $712,500 for exceptional leadership in the financial performance of the Corporation and the successful amalgamation of predecessor companies.

       Mr. G.J. Macey was awarded a total for 2002 of $623,440 for strategic new ventures initiatives and exploration success, including the Buzzard discovery in the North Sea.

       Mr. R.W. Oliver was awarded a total for 2002 of $637,500 for leadership of the strategic alignment of the Midstream & Marketing Division and the successful disposition of the Express and Cold Lake pipeline systems.

Long-term Incentives

Stock Options

       To foster a proprietary interest in EnCana and provide a long-term performance related incentive for eligible employees, EnCana maintains a Key Employee Stock Option Plan (the “ESOP Plan”). The ESOP Plan provides for the granting of options to purchase EnCana Common Shares to executive officers and to most other employees of EnCana and its subsidiaries. Subject to regulatory requirements, the terms, conditions and limitations of options granted under the ESOP Plan are determined by the HRC Committee.

       Stock option grants are dependent upon competitive conditions, as outlined above, and individual performance. Options granted prior to the Merger fully vested and retain their original expiry dates under predecessor companies’ option agreements. Options granted under the ESOP Plan have an option price which is not less than the market price at the time the option was granted, have a term of five years and vest 30 percent on the first anniversary, 60 percent on the second anniversary and 100 percent on the third anniversary of the grant.

       Stock option grants are typically targeted between the median and the 75th percentile of competitors’ plans.

       Stock options awarded in 2002 were greater than in the past due to the fact that all predecessor companies’ options vested at the time of the Merger and in recognition of the need to provide a significant retention incentive to employees of EnCana after the Merger.

Deferred Share Units

       EnCana adopted a Deferred Share Unit Plan for Senior Executives of EnCana Corporation (the “DSU Plan”) effective December 18, 2002. The HRC Committee designates certain executives, including the President & Chief Executive Officer and the Named Executive Officers, as eligible participants in the DSU Plan.

       Under the DSU Plan, eligible participants may elect to defer a portion, or all, of their High Performance Results awards in the form of deferred share units (“DSUs”).

       Each DSU is equal in value to an EnCana Common Share. When a dividend is paid on EnCana Common Shares, each participant’s DSU account is allocated additional DSUs equal in value to the dividend paid on an equivalent number of EnCana Common Shares. Following termination of employment of the participant and by December 15th of the first calendar year thereafter, the value of the DSUs credited to the participant’s account is calculated by multiplying the number of DSUs in the participant’s account by the then market value of an EnCana Common Share. The after-tax amount is paid to the participant.

       Under the DSU Plan, the HRC Committee can also grant standalone DSUs to participants. The HRC Committee approved the grant of DSUs to senior executives of the Corporation and the Board approved a grant of DSUs to the President & Chief Executive Officer effective December 18, 2002. The DSUs were in partial recognition of former entitlements of the executives that the Corporation cancelled or reduced.

       The DSUs granted to Named Executive Officers and the President & Chief Executive Officer on December 18, 2002 pursuant to the DSU Plan, vest equally on April 17, 2003, 2004 and 2005, providing an incentive to the participants to remain with the Corporation.

Compensation of the President & Chief Executive Officer

       Mr. G. Morgan’s compensation is established with reference to the comparator groups described above. Mr. G. Morgan’s compensation has the same performance related components as those described for the Named Executive Officers: base salary, High Performance Results awards, stock options and deferred share units.

       Mr. G. Morgan’s salary paid for 2002 performance was at the 100th percentile of the Canadian and the 57th percentile of the North American oil and gas industry peer group. Mr. G. Morgan’s total cash compensation, being salary and bonus paid for 2001 performance, was at the 100th percentile of the Canadian and the 62nd percentile of the North American oil and gas industry peer group.

       Mr. G. Morgan has a High Performance Results award eligibility of 0 — 100 percent of annual salary and he is also eligible for additional awards for significant value added to EnCana beyond High Performance objectives.

       Mr. G. Morgan was awarded a total for 2002 of $2,500,000, of which 25 percent will be paid in EnCana Common Shares, representing EnCana’s outstanding performance in 2002 and the achievement of strategic objectives including the completion of the Merger.

       Mr. D.P. O’Brien and Mr. M.A. Grandin received a special grant of 300,000 Share Appreciation Rights (“SARs”) for services rendered in 2001 and during 2002 in connection with planning and completion of the Merger in their roles as Chief Executive Officer and President, respectively, of PanCanadian Energy Corporation (as the Corporation was then named). The SARs were granted on January 22, 2002 at $38.35, being the closing price of the Common Shares of the Corporation on January 21, 2002 on the TSX, and expire on December 31, 2005. Payout of the SARs will be based on the difference between the closing price of the Common Shares of the Corporation on the TSX prior to the date of exercise and the grant price. The amount paid at the time of exercise will include an additional amount that will result in the participant receiving the same after-tax benefit as if the participant was entitled to a deduction under paragraph 110 (1) (d) of the Income Tax Act (Canada) and any similar provision of relevant provincial tax legislation, so the SARs have the same after-tax consequences as stock options.

       Submitted on behalf of the Human Resources and Compensation Committee:

R.F. Haskayne, O.C., Chair I.W. Delaney M.A. Grandin	J.C. Lamacraft V.A.A. Nielsen J.M. Stanford

Summary Compensation Table

       The following table summarizes, for the periods indicated, the compensation paid by EnCana and/or its predecessor companies to each individual who served as Chief Executive Officer of the Corporation in 2002 and the four most highly compensated executive officers (the “Named Executive Officers”) who were serving as executive officers on December 31, 2002.

		Annual Compensation (5)		Long-Term Compensation

				Awards				Payouts

				Securities
				under					All
				Options/				LTIP	Other
				SARs	Restricted Shares or			Payouts	Compensation
Name and		Salary	Bonus	Granted #	Restricted Share Units			$
Principal Positions	Year	(3)	(4)	(6)	#	(7)		$(8)	(9)

David P. O’Brien (1)	2002	$375,303	—	7,500	1,500		$74,625	—	$1,401
Chairman & Chief				300,000
Executive Officer	2001	$76,501	—	8,000	—		—	—	$21,081

Gwyn Morgan (2)	2002	$1,181,667	$2,500,000	300,000	101,000		$5,035,170	—	$64,779
President & Chief	2001	$950,000	$2,500,000	155,000	1,000		$62,500	—	$47,500
Executive Officer,	2000	$762,500	$1,500,000	105,500	—		—	—	$38,125
EnCana

Randall K. Eresman	2002	$600,000	$1,137,500	80,000	25,000		$1,243,750	—	$33,689
Executive Vice-President,	2001	$475,000	$771,023	100,000	—		—	—	$23,750
EnCana & President,	2000	$387,500	$682,900	62,000	—		—	$9,392	$19,375
Onshore North America

John D. Watson	2002	$450,000	$712,500	65,000	15,000		$746,250	$61,817	$26,342
Executive Vice-President	2001	$380,000	$616,818	35,000	—		—	—	$19,000
& Chief Financial Officer,	2000	$305,000	$397,100	50,000	—		—	$52,152	$15,250
EnCana

Gerald J. Macey (3)	2002	$425,000	$623,440	65,000	25,000		$1,243,750	—	$24,600
Executive Vice-President,	2001	$321,667	$162,500	50,000	—		—	$637,598	$17,056
EnCana & President,	2000	$283,500	$171,000	15,000	—		—	—	$15,201
Offshore & New Ventures
Exploration

R. William Oliver	2002	$388,333	$637,500	50,000	15,000		$746,250	$12,134	$22,991
Executive Vice-President,	2001	$305,000	$245,521	20,000	—		—	—	$15,250
EnCana & President,	2000	$271,250	$407,000	50,000	—		—	$29,960	$13,563
Midstream & Marketing

(1)	Mr. D.P. O’Brien served as Chairman of PanCanadian Energy Corporation (as EnCana was then named) since January 1990 and also served as its Chief Executive Officer from October 2001 to April 4, 2002. He continued as Chairman of EnCana thereafter. Mr. D.P. O’Brien’s salary includes

$8,915 paid for serving as a director of PanCanadian Energy Corporation prior to the Merger and $270,933 as a director and Chairman of EnCana thereafter. Mr. D.P. O’Brien did not participate in employee incentive plans in 2002. However, he was granted options to purchase 7,500 Common Shares under the Directors’ Stock Option Plan and 1,500 DSUs under the Directors’ DSU Plan. He also received a special grant of 300,000 SARs for services rendered in 2001 and 2002 in connection with planning and completion of the Merger. See “Human Resources and Compensation Committee Report — Compensation of the President & Chief Executive Officer”.

(2)	For 2002, Mr. G. Morgan’s salary includes $15,000 paid for serving as a director of Alberta Energy Company Ltd. prior to the Merger and as a director of EnCana. Effective July 1, 2002, Mr. G. Morgan no longer receives any compensation as a director of EnCana.

(3)	Changes have been made to Mr. G.J. Macey’s salaries previously reported to reflect payments made during, rather than at the end, of the year consistent with other amounts in the tables.

(4)	“Bonus” includes the portion of High Performance Results awards paid in cash and EnCana Common Shares.

(5)	“Other Annual Compensation” has not been included in the Summary Compensation Table and is not greater than the lesser of $50,000 and 10 percent of the Named Executive Officer’s salary and bonus for the fiscal year.

(6)	“Securities under Options/SARs Granted” refers to stock options granted to the President & Chief Executive Officer and the Named Executive Officers and to SARs granted to the Chairman.

(7)	“Restricted Share Units” refers to the number of DSUs granted on December 18, 2002 under the DSU Plan, in the case of Mr. G. Morgan and the Named Executive Officers, and under the Directors’ DSU Plan, in the case of Mr. D.P. O’Brien, and their value as at the date of grant. The DSUs granted under the DSU plan vest equally on April 17, 2003, 2004 and 2005 and the DSUs granted under the Director’s DSU Plan vest immediately. Additional DSUs are allocated to reflect notional dividend equivalents under both plans. Mr. G. Morgan’s Restricted Share Units also include 2,000 DSUs granted as a director of AEC, which vested immediately and, together with dividend entitlements, converted to 2,963 EnCana DSUs effective April 5, 2002. The value of the DSUs as at December 31, 2002, based on a Common Share price of $48.78, was O’Brien - $73,170, Morgan — $5,022,535, Eresman — $1,219,500, Watson — $731,700, Macey — $1,219,500, and Oliver — $731,700.

(8)	“LTIP Payouts” refer, in the case of former AEC executives, to Incentive Compensation Units previously awarded by AEC but which were replaced with High Performance Results awards and, in the case of former PanCanadian executives, to payments from the Senior Executive Performance Incentive Plan (“SEPIP”) of PanCanadian which has been discontinued.

(9)	“All Other Compensation” represents the Corporation’s matching contribution of 5 percent of salary to the EnCana or AEC Investment Plan for employees in the form of shares, plus premiums for personal life insurance and flex credits under the Corporation’s flexible benefits plan.

Option/SAR Grants during the most recently completed financial year

	Common	% of Total
	Shares	Options/SARs		Market Value of
	Under	Granted to		Common Shares
	Options/SARs	Employees	Exercise	On the
Name and	Granted	in Financial	Price	Date of Grant	Expiration
Principal Positions	(#)	Year	($/Common Share)	($/Common Share)	Date

David P. O’Brien (1)(2)	7,500	0.06%	$48.04	$48.04	Apr 24/07
Chairman & Chief Executive Officer	300,000	2.29%	$38.35	$38.35	Dec 31/05

Gwyn Morgan (3)(4)	300,000	2.29%	$48.35	$43.18	July 17/07
President & Chief Executive Officer, EnCana

Randall K. Eresman (4)(5)	80,000	0.61%	$48.35	$48.35	Apr 24/07
Executive Vice-President, EnCana & President, Onshore North America

John D. Watson (4)(5)	65,000	0.50%	$48.35	$48.35	Apr 24/07
Executive Vice-President & Chief Financial Officer, EnCana

Gerald J. Macey (4)(5)	65,000	0.50%	$48.35	$48.35	Apr 24/07
Executive Vice-President, EnCana & President, Offshore & New Ventures Exploration

R. William Oliver (4)(5)	50,000	0.38%	$48.35	$48.35	Apr 24/07
Executive Vice-President, EnCana & President, Midstream & Marketing

(1)	Mr. D.P. O’Brien received options granted on April 24, 2002 based on the EnCana share price at the close of business on April 24, 2002.

(2)	Options granted under the Directors’ Stock Option Plan vest on the earlier of the next annual meeting of shareholders of the Corporation after the grant date at which directors of the Corporation are elected, the first anniversary of the grant date or the retirement of the director.

(3)	At Mr. G. Morgan’s request, the options granted to the President & Chief Executive Officer on July 17, 2002 were based on the closing price of April 23, 2002 which was greater than the closing price on July 16, 2002 of $43.18.

(4)	Options granted under the ESOP vest 30 percent on the first anniversary, 60 percent on the second anniversary and 100 percent on the third anniversary of the grant.

(5)	The Named Executive Officers received options granted on April 24, 2002 based on the EnCana share price at the close of business on April 23, 2002.

Aggregated Option/SAR Exercises during the most recently completed financial year and financial year-end Option/SAR Values

			Unexercised		Value of Unexercised
			Options/SARs		In-the-Money Options/SARs
			at Financial Year-End		at Financial Year-End*
	Securities
	Acquired	Aggregate Value		Non-		Non-
Name and	On Exercise	Realized	Exercisable	Exercisable	Exercisable	Exercisable
Principal Positions	(#)	($)	(#)	(#)	($)	($)

David P. O’Brien Chairman & Chief Executive Officer	—	—	417,440	7,500	$6,021,067	$5,550

Gwyn Morgan President & Chief Executive Officer, EnCana	47,000	$1,264,667	531,496	300,000	$7,691,144	$129,000

Randall K. Eresman Executive Vice-President, Encana	40,000	$1,064,930	272,432	80,000	$3,131,551	$34,400
& President, Onshore North America

John D. Watson Executive Vice-President	10,000	$279,300	147,504	65,000	$2,283,673	$27,950
& Chief Financial Officer, EnCana

Gerald J. Macey Executive Vice-President, EnCana	10,800	$208,550	227,800	65,000	$4,960,114	$27,950
& President, Offshore & New Ventures Exploration

R. William Oliver Executive Vice-President, EnCana	66,240	$2,123,313	206,080	50,000	$4,555,251	$21,500
& President, Midstream & Marketing

*	“Value of Unexercised In-the-Money Options/SARs at Financial Year-End” is based on the December 31, 2002 closing price of $48.78 on the TSX.

       Outlined below are the retirement plans for Alberta Energy Company Ltd. and PanCanadian Energy Corporation. During 2002, the President & Chief Executive Officer and the Named Executive Officers continued to accrue pensionable service under the predecessor company plans. Effective January 1, 2003 the AEC plan was merged with the PanCanadian plan.

Pension Plan Table — Alberta Energy Company Ltd.

	Years of Service

Salary	15	20	25	30	35	40

$ 300,000	$86,406	$115,208	$144,010	$172,813	$201,615	$230,417
$ 400,000	$116,406	$155,208	$194,010	$232,813	$271,615	$310,417
$ 500,000	$146,406	$195,208	$244,010	$292,813	$341,615	$390,417
$ 600,000	$176,406	$235,208	$294,010	$352,813	$411,615	$470,417
$ 700,000	$206,406	$275,208	$344,010	$412,813	$481,615	$550,417
$ 800,000	$236,406	$315,208	$394,010	$472,813	$551,615	$630,417
$ 900,000	$266,406	$355,208	$444,010	$532,813	$621,615	$710,417
$1,000,000	$296,406	$395,208	$494,010	$592,813	$691,615	$790,417
$1,100,000	$326,406	$435,208	$544,010	$652,813	$761,615	$870,417
$1,200,000	$356,406	$475,208	$594,010	$712,813	$831,615	$950,417
$1,300,000	$386,406	$515,208	$644,010	$772,813	$901,615	$1,030,417
$1,400,000	$416,406	$555,208	$694,010	$832,813	$971,615	$1,110,417
$1,500,000	$446,406	$595,208	$744,010	$892,813	$1,041,615	$1,190,417
$1,600,000	$476,406	$635,208	$794,010	$952,813	$1,111,615	$1,270,417
$1,700,000	$506,406	$675,208	$844,010	$1,012,813	$1,181,615	$1,350,417
$1,800,000	$536,406	$715,208	$894,010	$1,072,813	$1,251,615	$1,430,417
$1,900,000	$566,406	$755,208	$944,010	$1,132,813	$1,321,615	$1,510,417
$2,000,000	$596,406	$795,208	$994,010	$1,192,813	$1,391,615	$1,590,417

       The foregoing amounts only apply for retirement at age 62 and are reduced in the event of retirement before that date. The full years of credited service to date are: Morgan — 36; Eresman — 24; Watson — 30; and Oliver — 22. The pension plan provides for 2 percent of five-year final average salary for each year of credited service when combined with the Canada Pension Plan. Pensions are payable for life, but are guaranteed for 10 years for single participants. For married participants, a 50 percent surviving spouse pension is payable.

Pension Plan Table — EnCana Corporation (formerly known as
PanCanadian Energy Corporation)

	Years of Service

Salary	15	20	25	30	35	40

$ 300,000	$86,914	$115,764	$144,614	$173,464	$202,314	$231,164
$ 400,000	$116,914	$155,764	$194,614	$233,464	$272,314	$311,164
$ 500,000	$146,914	$195,764	$244,614	$293,464	$342,314	$391,164
$ 600,000	$176,914	$235,764	$294,614	$353,464	$412,314	$471,164
$ 700,000	$206,914	$275,764	$344,614	$413,464	$482,314	$551,164
$ 800,000	$236,914	$315,764	$394,614	$473,464	$552,314	$631,164
$ 900,000	$266,914	$355,764	$444,614	$533,464	$622,314	$711,164
$1,000,000	$296,914	$395,764	$494,614	$593,464	$692,314	$791,164
$1,100,000	$326,914	$435,764	$544,614	$653,464	$762,314	$871,164
$1,200,000	$356,914	$475,764	$594,614	$713,464	$832,314	$951,164
$1,300,000	$386,914	$515,764	$644,614	$773,464	$902,314	$1,031,164
$1,400,000	$416,914	$555,764	$694,614	$833,464	$972,314	$1,111,164
$1,500,000	$446,914	$595,764	$744,614	$893,464	$1,042,314	$1,191,164
$1,600,000	$476,914	$635,764	$794,614	$953,464	$1,112,314	$1,271,164
$1,700,000	$506,914	$675,764	$844,614	$1,013,464	$1,182,314	$1,351,164
$1,800,000	$536,914	$715,764	$894,614	$1,073,464	$1,252,314	$1,431,164
$1,900,000	$566,914	$755,764	$944,614	$1,133,464	$1,322,314	$1,511,164
$2,000,000	$596,914	$795,764	$994,614	$1,193,464	$1,392,314	$1,591,164

       The foregoing amounts only apply for retirement at age 60 and are reduced in the event of retirement before that date. Mr. D.P. O’Brien does not participate in the EnCana pension plan. The full years of credited service to date are: Macey — 21. Mr. G.J. Macey was granted an enhancement of two years of credited service for his acceptance of a replacement Change in Control Agreement. The pension plan provides for 2 percent of five year final average pensionable earnings (salary plus bonus to a maximum of 40 percent of salary) for each year of credited service. Pensions are payable for life, but are guaranteed for 10 years for single participants. For married participants, a 60 percent surviving spouse pension is payable. Total pension payments to the participant and spouse are guaranteed for a minimum of five years. Effective January 1, 2003, the AEC plan was merged with the EnCana plan. For the President & Chief Executive Officer, average pensionable earnings is salary plus bonus to a maximum of 66.7 percent of salary earned over five years commencing January 1, 2002. For the Named Executive Officers who were former AEC senior executives, average pensionable earnings is salary plus bonus to a maximum of 40 percent of salary earned over five years commencing January 1, 2002. In the event of retirement prior to December 31, 2006, bonus will only be included in pensionable earnings for the number of years which have elapsed from January 1, 2002.

Employment Agreements

       EnCana has agreements with the President & Chief Executive Officer and with the Named Executive Officers that provide for the payment of certain severance benefits if a change in control of EnCana occurs and, within a three-year period following the change in control, the individual’s employment is terminated by EnCana for other than cause, disability, retirement or death, or by the individual for certain specified reasons such as a change in responsibilities, or a reduction in salary and benefits except for across-the-board reductions similarly affecting all other senior executives of the Corporation.

       An individual terminated following a change in control, pursuant to these agreements, will receive a lump sum severance payment equal to the base salary and bonus that would have been earned by that individual through the end of the severance period. In the case of the President & Chief Executive Officer, the severance period is 36 months. In the case of the Named Executive Officers, the period is 24 months. In addition to the lump sum payments, the agreements provide that the President & Chief Executive Officer and the Named Executive Officers are entitled to the continuation of insurance plan benefits, the accrual of pensionable service, the continuation of perquisites for the duration of the severance period and immediate vesting of all stock options to purchase EnCana Common Shares granted under the ESOP Plan.

PERFORMANCE CHART

       The following chart illustrates changes over the past five year period in cumulative total shareholder return, assuming an actual investment with all dividends reinvested, in Common Shares of EnCana (formerly named PanCanadian Energy Corporation) or its predecessor, PanCanadian Petroleum Limited, on the S&P/TSX Composite Index and the S&P 500.

COMPENSATION OF DIRECTORS

       The compensation of directors for the period from January 1, 2002 to April 4, 2002 was unchanged from that of Alberta Energy Company Ltd. and PanCanadian Energy Corporation as disclosed in the Joint Information Circular dated February 22, 2002.

       From April 5, 2002, each director was paid an annual retainer of $30,000, pro-rated for periods of partial service, which was paid in quarterly installments. Effective July 1, 2002, the President & Chief Executive Officer received no compensation for serving as a director of the Corporation. For each meeting of the EnCana Board a fee of $1,500 was paid to each director who attended in person, by telephone, or by videoconference. For each meeting of a Committee of the Board, a fee was paid to each Committee member who attended in person or by telephone. Committee chairs received a supplemental fee of $7,500 per annum, paid in quarterly installments. Directors receive no compensation to prepare for EnCana Board or Committee meetings. For each meeting of the Board or a Committee thereof, where a director was required to travel to a meeting outside of the geographic region in which the director has his or her usual place of residence, an additional fee equal to the normal meeting fee was paid to the director.

       The non-executive Chairman of the EnCana Board also received an annual retainer of $250,000, pro-rated for periods of partial service.

       The Corporation has adopted share ownership guidelines for directors requiring each director, by the later of July 1, 2006 and five years following the individual becoming a director of the Corporation, to purchase Common Shares of the Corporation or hold DSUs in an amount at least equal in value, based on the market price of the Common Shares, to five times the annual retainer received by a director in such capacity.

       EnCana has a Directors’ Stock Option Plan (the “DSOP”) approved by shareholders under which each non-employee director receives an initial grant of options to purchase 15,000 EnCana Common Shares upon election or appointment to the Board and an annual grant of options to purchase 7,500 EnCana Common Shares following each annual meeting of shareholders of EnCana at which directors are elected. Options granted under the DSOP vest on the earlier of the next annual meeting of shareholders of the Corporation after the grant date at which directors of the Corporation are elected, the first anniversary of the grant date or the retirement of the director. The former AEC directors joining the EnCana Board waived the initial grant of options under the DSOP and the former PanCanadian directors did not receive such initial grant of options. Non-employee directors were each granted 7,500 options in 2002.

       EnCana adopted a Deferred Share Unit Plan for Directors of EnCana Corporation (the “Directors’ DSU Plan”) effective December 18, 2002. Under the Directors’ DSU Plan non-employee directors receive an initial grant of 1,500 Deferred Share Units and an annual grant at the beginning of each year thereafter. DSUs granted under the Directors’ DSU Plan vest immediately. Newly appointed or elected directors receive their initial grant upon joining the Board of Directors. When a dividend is paid on EnCana Common Shares, each participant’s DSU account is allocated with additional DSUs equal in value to the dividend paid on an equivalent number of EnCana Common Shares. Following cessation of the participant’s directorship and by December 15th of the first calendar year thereafter, the value of the DSUs credited to the participant’s account is calculated by multiplying the number of DSUs in the participant’s account by the then market value of an EnCana Common Share. The after-tax amount is paid to the participant. Non-employee directors were each granted 1,500 DSUs by EnCana on December 18, 2002. The former AEC directors also received a grant of 1,000 AEC DSUs on July 1, 2001 and January 1, 2002 which, together with dividend entitlements, were converted to 2,963 EnCana DSUs on April 5, 2002.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

       The Corporation carries, on its own behalf and on behalf of its subsidiaries, a Directors’ and Officers’ Liability Policy. The Policy has an aggregate coverage limit of US $200,000,000 in each policy year, subject to a corporate deductible of US $1,000,000 on each loss. The annual premium paid by the Corporation in 2002 in respect of its directors and officers as a group was US $898,100.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

       The Corporation’s Board of Directors and management support the Guidelines for Corporate Governance (the “TSX Guidelines”) adopted by the Toronto Stock Exchange (“TSX”) in 1995 and the Corporation’s approach to corporate governance is in full compliance with the TSX Guidelines. The TSX published proposed amendments to the TSX Guidelines in April 2002 and November 2002 which have not, at the date of this Information Circular, been adopted. In addition, the New York Stock Exchange (“NYSE”) in August 2002 proposed a number of changes to its standards for companies listed on the NYSE, such as the Corporation. As proposed, the changes to the NYSE listing standards would not be mandatory for the Corporation, but any differences in the Corporation’s corporate governance practices and the NYSE rules would be required to be disclosed. Certain provisions of the Sarbanes-Oxley Act of 2002 and certain rules adopted and proposed by the United States Securities and Exchange Commission (“SEC”) pursuant to the requirements of this Act, which would be applicable to the Corporation, will also influence the Corporation’s approach to corporate governance. The TSX proposed amendments, the proposed rules of the NYSE and the rules being adopted by the SEC as a result of the passage of the Sarbanes-Oxley Act of 2002 in the United States may be modified prior to final adoption.

       EnCana seeks to attain high standards of corporate governance and believes that it has adopted “best practices” in developing its approach to corporate governance. The Nominating and Corporate Governance Committee of the Board continues to monitor the proposed amendments to the TSX Guidelines, the proposed changes to the NYSE listing standards and other changes in applicable laws (including those adopted and proposed under the Sarbanes-Oxley Act of 2002) and will take appropriate action in response to any new standards which are established.

       The following is a statement of the Corporation’s existing corporate governance practices with specific reference to the proposed TSX Guidelines as released by the TSX in November 2002. Although the proposed amendments have not as of the date hereof been adopted, the TSX is encouraging issuers to disclose their corporate governance practices against the proposed amendments.

1.	The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and adopt a formal mandate setting out the board’s stewardship responsibilities, and as part of the overall stewardship responsibility, the board should assume responsibility for the following matters:

The Board of Directors of EnCana has plenary power and exercises overall responsibility for the management and supervision of the affairs of the Corporation. The Board, through its mandate, has established administrative procedures which prescribe the rules governing the approval of transactions carried out in the course of the Corporation’s operations, the delegation of authority and the execution of documents on behalf of the Corporation. The Board reviews and approves various matters, including the appointment of corporate officers, as well as the annual capital and operating budgets and authorization of unbudgeted investments and divestitures above a specified dollar threshold. The Board’s expectations of management of the Corporation are communicated directly to management and through Committees of the Board. More specifically, the Board assumes the following principal responsibilities:

a.	adoption of a strategic planning process and the approval and review, on at least an annual basis of a strategic plan which takes into account among other things, the opportunities and risks of the business;

The Board of Directors annually reviews and approves EnCana’s strategic plan. Key objectives of the strategic plan, as well as quantifiable operating and financial targets, and systems for the identification, monitoring, and mitigation of principal business risks, are incorporated into the annual strategy review.

b.	the identification of the principal risks of the corporation’s business and overseeing the implementation of appropriate systems to manage these risks;

As part of its mandate, the Board of Directors is responsible for ensuring that a system is in place to identify the principal risks to the Corporation and to monitor the process to manage such risks. The Audit Committee reviews and approves management’s identification of principal financial risks and monitors the process to manage such risks.

c.	succession planning, including appointing, training and monitoring senior management and the CEO in particular;

As part of its mandate, the Board of Directors focuses on the integrity, quality, and continuity of management required to attain the Corporation’s goals. This includes appointing the Chief Executive Officer and monitoring the Chief Executive Officer’s performance against a set of mutually agreed upon corporate objectives. The Human Resources and Compensation Committee (the “HRC Committee”) reviews and provides recommendations to the Board of Directors on succession planning, on senior management development and on the performance of management in relation to the accomplishment of their annual objectives. Annually, the HRC Committee measures management’s performance and total compensation against the combined set of objectives comprised in the annual budget and the strategic plan.

d.	communications policies for the corporation, which policies should (i) address how the corporation interacts with analysts, investors, other key stakeholders and the public; (ii) contain measures for the corporation to comply with its continuous and timely disclosure obligations and to avoid selective disclosure; and (iii) be reviewed at least annually; and

The Board annually reviews a communications policy in relation to shareholders, employees, financial analysts, the media and other stakeholders. The purpose of the policy is to clearly outline procedures and practical guidelines for the consistent, transparent, regular and timely public disclosure and dissemination of material and non-material information about EnCana and its subsidiaries. The Board receives regular reports on key communications issues. Procedures are in place to facilitate feedback from shareholders. The Corporation’s transfer agent, CIBC Mellon Trust Company, has a toll-free number (1-800-387-0825) to assist shareholders. Shareholders may also send comments via email to investor.relations@encana.com. In addition, EnCana provides detailed information on its business, operating, and financial results on its website (www.encana.com). EnCana’s news releases and other prescribed documents are available on the electronic database maintained by Canadian securities authorities known as “SEDAR” (www.sedar.com) and by United States securities authorities known as “EDGAR” (www.sec.gov).

e.	the integrity of the corporation’s internal control and management information systems.

The Audit Committee reviews and provides recommendations to the Board of Directors on the adequacy of EnCana’s internal control system and ensures that management, the external auditors and the internal auditors, provide to the Audit Committee an annual report on the Corporation’s control environment as it pertains to the Corporation’s financial reporting process and controls.

2.	The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director means a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the corporation, other than interests and relationships arising solely from holdings in the corporation, (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the corporation or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual), officer, employee or significant shareholder of an entity that has a material business relationship with the corporation. A related director is a director who is not an unrelated director or who is a member of management. A chair or vice chair of the board of directors who is not a member of management is not considered to be a related director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

The Board is currently composed of 16 directors, 13 of whom are unrelated to the Corporation under the proposed revised definition of “unrelated”. Eleven of the 14 proposed nominees for directors are unrelated to the Corporation under the proposed revised definition of “unrelated.” Mr. G. Morgan, EnCana’s President & Chief Executive Officer, is the only Board member who is also a member of the Corporation’s management. Although Mr. D.P. O’Brien and Mr. M.A. Grandin are currently “unrelated” directors, if the proposed amendments to the TSX Guidelines are adopted, they would be considered to be “related” directors for the following reasons: Mr. D.P. O’Brien, EnCana’s Chairman of the Board, was Chairman and Chief Executive Officer of PanCanadian Energy Corporation (as the Corporation was then named) from October 2001 to April 2002; and Mr. M.A. Grandin was President of PanCanadian Energy Corporation (as the Corporation was then named) from October 2001 to April 2002. EnCana does not have a significant shareholder.

3.	The application of the definition of “unrelated director” to the circumstances of each individual director should be the responsibility of the board which will be required to disclose whether the Board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. The board is also required to disclose the analysis supporting this conclusion, identify which directors are related or unrelated and provide a description of the business, family, direct and indirect shareholding or other relationship between each director and the corporation.

The Board is responsible for applying the definition of “unrelated” to the circumstances of each individual director. According to the current and proposed revised definition of “unrelated”, the Board is composed of a majority of unrelated directors (see item 2, above for this analysis) and the Corporation does not have a significant shareholder.

4.	The board of directors of every corporation should appoint a committee of directors composed exclusively of non-management directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

The Board has appointed a Nominating and Corporate Governance Committee (the “NCG Committee”). The NCG Committee is comprised exclusively of outside directors, all of whom are unrelated directors under the existing definition and a majority of whom would be unrelated directors under the proposed revised definition. Its mandate includes assessing and recommending new nominees to the Board. In assessing new nominees, the NCG Committee seeks to ensure that there is a sufficient range of skills, expertise and experience to ensure that the Board can carry out its mandate and functions effectively. The NCG Committee receives and evaluates suggestions for candidates from individual directors, the President & Chief Executive Officer and from professional search organizations.

5.	Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

The NCG Committee undertakes periodic surveys of all directors to allow each director to provide input to enable the NCG Committee to assess the effectiveness of the Board and Committees of the Board.

6.	Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board. In addition, every corporation should provide continuing education for all directors.

The NCG Committee is responsible for determining procedures for the orientation and education of new Board members concerning their role and responsibilities and for the continued development of existing members of the Board.

7.	Every board of directors should examine its size and composition and undertake, where appropriate, a program to establish a board comprised of members who facilitate effective decision-making.

The Board is required to establish appropriate practices for the regular evaluation of the effectiveness of the Board, its Committees and its members.

The NCG Committee is expected to, among other things, give consideration to the appropriate size for the Board for the ensuing year and, on a periodic basis, oversee the evaluation of, assess and consider the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual members.

8.	A committee of the board of directors comprised solely of unrelated directors should review the adequacy and form of the compensation of senior management and directors, with such compensation realistically reflecting the responsibilities and risks of such positions.

The Board reviews the adequacy and form of the directors’ compensation to ensure that it realistically reflects the responsibilities and risks involved in being a director of EnCana.

The Board has also appointed a Human Resources and Compensation Committee (the “HRC Committee”) which is comprised exclusively of outside directors only one of whom, Mr. M.A. Grandin, would be considered a related director under the proposed revised TSX definition because he was the President of PanCanadian Energy Corporation (as the Corporation was then named) from October 2001 to April 2002. Mr. D.P. O’Brien, who would also be considered a related director under the proposed revised TSX definition because he was the Chief Executive Officer of PanCanadian Energy Corporation from October 2001 to April 2002, serves only as an ex officio non-voting member of the HRC Committee. The HRC Committee reviews, reports and provides recommendations to the Board on the compensation of the Chief Executive Officer and the appointment and compensation of other officers, succession plans for officers, the compensation policy for all other employees, the approval of all stock option grants and annual High Performance Results awards.

Lastly, the NCG Committee recommends to the Board, for approval, the directors’ compensation and the remuneration for the non-executive Chair of the Board.

9.	Subject to guidelines 8 and 13, committees of the board of directors should generally be composed solely of non- management directors, a majority of whom are unrelated directors.

The Board annually appoints members to Committees with mandates in the following six areas: Nominating and Corporate Governance Committee; Audit Committee; Corporate Responsibility, Environment, Health and Safety Committee; Human Resources and Compensation Committee; Pension Committee; and Reserves Committee.

Set out below is the composition of the Committees of the EnCana Board at the date of this Information Circular. Mr. J.C. Lamacraft and Mr. T.D. Stacy will not be standing for re-election to the Board. The right-hand column entitled “Status” represents the Board’s characterization of each of the members based upon the current definition of “unrelated” contained in the TSX Guidelines. All of the Committees are composed solely of non- management directors, with EnCana’s President & Chief Executive Officer, Mr. G. Morgan, serving only as an ex officio non-voting member of the Corporate Responsibility, Environment, Health and Safety Committee and the Pension Committee. Each of the Committees are composed, and will continue to be composed upon election of the proposed nominees, of a majority of unrelated directors. Although Mr. D.P. O’Brien and Mr. M.A. Grandin are currently “unrelated” directors, if the proposed amendments to the TSX Guidelines are adopted, they would be considered to be “related” directors for the reasons set out in item 2 above.

	Committee	Member	Status

1.	Nominating and Corporate Governance Committee	D.P. O’Brien*	outside - unrelated
		R.F. Haskayne	outside - unrelated
		B.W. Harrison	outside - unrelated
		D.A. Sharp	outside - unrelated
		T.D. Stacy	outside - unrelated

2.	Audit Committee	B.W. Harrison*	outside - unrelated
		P.D. Daniel	outside - unrelated
		W.R. Fatt	outside - unrelated
		J.C. Lamacraft	outside - unrelated
		D.A. Lucas	outside - unrelated
		T.D. Stacy	outside - unrelated
		D.P. O’Brien**	outside - unrelated

3.	Corporate Responsibility, Environment, Health	V.A.A. Nielsen*	outside - unrelated
	and Safety Committee	M.N. Chernoff	outside - unrelated
		W.R. Fatt	outside - unrelated
		K.F. McCready	outside - unrelated
		D.A. Sharp	outside - unrelated
		G. Morgan**	inside - unrelated
		D.P. O’Brien**	outside - unrelated

4.	Human Resources and Compensation Committee	R.F. Haskayne*	outside - unrelated
		I.W. Delaney	outside - unrelated
		M.A. Grandin	outside - unrelated
		J.C. Lamacraft	outside - unrelated
		V.A.A. Nielsen	outside - unrelated
		J.M. Stanford	outside - unrelated
		D.P. O’Brien**	outside - unrelated

5.	Pension Committee	M.A. Grandin*	outside - unrelated
		P.D. Daniel	outside - unrelated
		I.W. Delaney	outside - unrelated
		D.A. Lucas	outside - unrelated
		K.F. McCready	outside - unrelated
		G. Morgan**	inside - unrelated
		D.P. O’Brien**	outside - unrelated

6.	Reserves Committee	T.D. Stacy*	outside - unrelated
		M.N. Chernoff	outside - unrelated
		M.A. Grandin	outside - unrelated
		J.C. Lamacraft	outside - unrelated
		J.M. Stanford	outside - unrelated
		D.P. O’Brien**	outside - unrelated

*	Chairman

**	An ex officio non-voting member of this Committee and will attend as schedule permits. Non-voting members may vote when necessary to achieve a quorum.

10.	Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation’s approach to governance issues. This committee would, among other things, be responsible for the corporation’s response to these governance guidelines.

The NCG Committee is responsible for reviewing, reporting and providing recommendations for improvement to the Board with respect to all aspects of corporate governance including the effectiveness of the Board and Committees of the Board. The Corporation has a Business Code of Conduct and an Ethics and Integrity Policy that governs the conduct of EnCana’s officers and employees; a Policy on Disclosure, Confidentiality and Employee Trading that governs the conduct of all employees, directors and contractors; and Restricted Trading and Insider Guidelines for directors and senior officers.

11.	The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management’s responsibilities. In addition, the board should approve or develop the corporate objectives which the CEO is responsible for meeting and assess the CEO against these objectives.

EnCana has written guidelines for each of the Board, the President & Chief Executive Officer and the Chair of the Board of Directors. The Board is responsible for monitoring the Chief Executive Officer’s performance against a set of mutually agreed corporate objectives directed at maximizing shareholder value.

12.	Every board of directors should implement structures and procedures that ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to oversee that the board discharges its responsibilities or (ii) assign this responsibility to a non-management director, sometimes referred to as the “lead director”. The chair or lead director should oversee the board in carrying out its responsibilities effectively which will involve the board meeting on a regular basis without management present or may involve assigning the responsibility for administering the board’s relationship to management to a committee of the board.

The Chair of the Board of EnCana is not a member of management. Furthermore, the Chair of the Board is required to ensure that the Board is properly organized, functions effectively and meets its obligations and responsibilities including those relating to corporate governance matters. EnCana’s Board meets regularly without management members in attendance.

Lastly, the NCG Committee is responsible for reviewing the relationship between management and the Board and making recommendations with respect to such relationship where and when it is deemed appropriate.

13.	The audit committee should be composed only of unrelated directors. All of the members of the audit committee should be financially literate and at least one member should have accounting or related financial experience. Each board shall determine the definition of and criteria for “financial literacy” and “accounting or related financial experience” and such definitions shall form part of the disclosure required under this guideline.

The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to oversee this responsibility.

Under the proposed revised definition of “unrelated”, all of the Audit Committee members are unrelated except Mr. D.P. O’Brien, EnCana’s Chairman of the Board, who was Chairman and Chief Executive Officer of PanCanadian Energy Corporation (as the Corporation was then named) from October 2001 to April 2002.

According to the TSX, an acceptable definition of “financial literacy” is the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto. An acceptable definition of “accounting or related financial experience” is the ability to analyze and interpret a full set of financial statements, including the notes attached thereto, in accordance with Canadian GAAP. All of the members of the Audit Committee are “financially literate” under the definition set out above and at least one member of the Audit Committee has accounting or related financial experience.

The SEC has recently adopted its final rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. This rule requires each company subject to it to disclose annually, for fiscal years ending on or after July 15, 2003, whether it has at least one “audit committee financial expert” on its audit committee, and if so, the name of the audit committee financial expert. A company that does not have an audit committee financial expert will be required to disclose this fact and explain why it has no such expert. The rule defines “audit committee financial expert” to mean a person who has the following attributes:

a.	an understanding of financial statements and, in the case of the Corporation, Canadian generally accepted accounting principles;

b.	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

c.	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities;

d.	an understanding of internal controls and procedures for financial reporting; and

e.	an understanding of audit committee functions.

14.	The audit committee charter should set out explicitly the role and oversight responsibility of the audit committee with respect to:

•	its relationship with and expectation of the external auditors including the establishment of the independence of the external auditor and the approval of any non-audit mandates of the external auditor;

•	the determination of which non-audit services the external auditor is prohibited from providing;

•	the engagement, evaluation, remuneration and termination of the external auditor; appropriate funding for payment of the auditor’s compensation and for any advisors retained by the audit committee;

•	its relationship with and expectation of the internal auditor function;

•	its oversight of internal control;

•	disclosure of financial and related information; and

•	any other matters that the audit committee feels are important to its mandate or that the board chooses to delegate to it.

Even though the audit committee has a specific mandate and its members may have financial experience, they do not have the obligation to act as auditors or to perform auditing, or to determine that the issuer’s financial statements are complete and accurate.

The audit committee charter should specify that the external auditor is accountable to the board of directors and the audit committee as representatives of shareholders.

The board of directors should review and reassess the adequacy of the audit committee charter on at least an annual basis.

The Audit Committee has adopted a mandate which sets out the Committee’s duties and responsibilities, including the matters referred to above as well as: reviewing and discussing the Corporation’s annual audited and quarterly unaudited financial statements with management and the independent auditor, providing an avenue of communication among the external auditors, management, the internal auditing department, and the Board of Directors, establishing and reviewing procedures to receive and address complaints received by the Corporation regarding accounting, internal accounting controls or audit matters and to receive and address anonymous and confidential submissions by employees of the Corporation regarding accounting or auditing matters, discussing guidelines and policies to govern the process by which financial risk assessment and financial risk management is undertaken and regularly reporting to the Board on issues that arise with respect to the quality and integrity of the Corporation’s financial statements. The Audit Committee mandate specifies that the external auditors shall report directly to the Audit Committee in its capacity as a committee of the Board. The Board reviews and reassesses this mandate on an annual basis.

The Audit Committee meets regularly in-camera with the internal auditor and the external auditor. The Audit Committee’s mandate requires that the Committee meet regularly with the external auditor without management present.

15.	The board of directors should implement a system which enables an individual director to engage an external adviser at the expense of the corporation in appropriate circumstances. The engagement of the external adviser should be subject to the approval of an appropriate committee of the board.

In performing its responsibilities, provisions exist for the Board, a Committee of the Board or an individual director, as required, to consult with the NCG Committee with respect to engaging an external adviser at the expense of the Corporation. The Audit Committee and the HRC Committee are entitled to retain external advisers, at the expense of the Corporation, without consulting with the NCG Committee.

OTHER MATTERS

     The management of the Corporation is aware of no business to be presented for action by the shareholders at the Meeting other than that mentioned herein or in the Notice of Meeting.

SHAREHOLDER PROPOSALS

     The final date by which the Corporation must receive shareholder proposals for the annual meeting of shareholders of the Corporation to be held in 2004 is December 18, 2003.

ADDITIONAL INFORMATION

     The Corporation will provide, without charge to a security holder, a copy of the Corporation’s latest Annual Information Form and any documents incorporated therein by reference, its 2002 Annual Report to shareholders containing the comparative financial statements for 2002 together with the Auditors’ Report thereon and Management’s Discussion and Analysis, interim financial statements for subsequent periods, and this Information Circular upon request to the Corporate Secretary, EnCana Corporation, 1800, 855 — 2 Street S.W., P.O. Box 2850, Calgary, Alberta T2P 2S5. If you wish, this information may also be accessed on the Corporation’s website (www.encana.com).

DIRECTORS’ APPROVAL

     The contents and the sending of this Information Circular have been approved by the directors of the Corporation.

CERTIFICATE

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Gwyn Morgan President & Chief Executive Officer	John D. Watson Executive Vice-President & Chief Financial Officer

Calgary, Alberta
February 28, 2003

APPENDIX “A”
ENCANA CORPORATION
BY-LAW No.1

i

Table of Contents (continued)

ii

BY-LAW NO. 1

     A By-law relating generally to the conduct of the business and affairs of EnCana Corporation.

PART ONE
INTERPRETATION

1.01   Definitions. In this By-law, unless the context otherwise requires:

(a)	“Act” means the Canada Business Corporations Act and the regulations made thereunder and any statute and regulations that may be substituted therefor, as from time to time amended;

(b)	“Articles” means the Articles of Amalgamation of the Corporation as from time to time amended or restated;

(c)	“Board” means the board of directors of the Corporation;

(d)	“By-laws” means this By-law and all other by-laws of the Corporation from time to time in force and effect;

(e)	“Corporation” means EnCana Corporation;

(f)	“Recorded Address” means in the case of a shareholder the address as recorded in the securities register; in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and in the case of a director, officer, auditor or member of a committee of the Board, the latest address for such person as recorded in the records of the Corporation or, in the case of a director, in the last notice of directors filed under the Act; and

(g)	“Signing Officer” means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by Section 2.01 or by a resolution passed pursuant thereto;

all terms and expressions defined in the Act and used herein shall have the same meaning herein as in the Act.

1.02   Construction. Words importing the singular include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated associations.

PART TWO
BUSINESS OF THE CORPORATION

2.01   Execution of Instruments. All instruments and documents of whatsoever kind may be signed on behalf of the Corporation by the Chairman, the Vice-Chairman, the President, a Vice-President or a director together with another one of the foregoing persons or together with the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer. The Board may, however, direct the person or persons by whom and the manner in which any particular instrument or document or class of instrument or document may or shall be signed, including the use of facsimile reproductions of signatures and the use of a corporate seal or a facsimile reproduction thereof.

2.02   Corporate Seal. Until changed by the Board, the corporate seal of the Corporation shall be in the form impressed in the margin hereto.

2.03   Voting Rights in Other Bodies Corporate. Except when otherwise directed by the Board, Signing Officers may execute and deliver proxies which unless required by applicable law need not be under corporate seal of the Corporation, and arrange for the issuance of any certificate or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such certificate or other evidence shall be in favour of such person or persons as the Signing Officers executing or arranging for the issuance thereof may determine. In addition, the Board, or failing the Board, the Signing Officers of the Corporation, may direct the manner in which and the person or persons by whom any voting rights or class of voting rights shall be exercised.

2.04   Financial Year. Until changed by resolution of the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

PART THREE
BORROWING

3.01   Borrowing Power. Without limiting the borrowing powers of the Corporation as set forth in the Act, the Board may from time to time:

(a)	borrow money on the credit of the Corporation;

(b)	issue, reissue, sell, pledge or hypothecate debt obligations of the Corporation;

(c)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any person or give, directly or indirectly, financial assistance to any person on behalf of the Corporation by means of a loan, guarantee or otherwise; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.02   Delegation. The Board may from time to time delegate to one or more director or officer of the Corporation, at least one of whom shall be the Chairman, the Vice-Chairman, the President, the Chief Financial Officer or the Secretary, any or all of the powers set out in Section 3.01 to such extent and in such manner as the Board may determine.

PART FOUR
DIRECTORS’ MEETINGS

4.01   Number of Directors and Quorum. Subject to the Articles, the number of directors of the Corporation may be fixed from time to time by resolution of the Board. A majority of the directors shall form a quorum of the Board.

4.02   Meetings of the Board. Meetings of the Board shall be held from time to time and at such place as the Board, the Chairman of the Board, the President or any two directors may from time to time determine. The Secretary shall call a meeting of the Board when directed to do so by the Chairman, the Vice-Chairman, the President, a Vice-President or any two directors.

4.03   Notice. No notice need be given of the first meeting of the Board following a meeting of shareholders at which directors are elected if such meeting of the Board is held immediately after the shareholders meeting. Notice of all other meetings of the Board shall be delivered, mailed or communicated by means of telephonic, electronic or any other communications facilities to each director not less than twenty-four (24) hours before the time when the meeting is to be held.

4.04   Chairman of Board Meetings. The Chairman of any meeting of the Board shall be the first mentioned of the following officers who is also a director and is present or deemed to be present at the meeting: the Chairman, the Vice-Chairman, the President, a Vice-President. If no such officer is present, the directors shall choose one of their number to chair the meeting.

4.05   Voting. At all Board meetings every question shall be decided by a majority of the votes cast thereon. In case of an equality of votes, the Chairman of the meeting shall be entitled to a second or casting vote.

4.06   Participation by Electronic Means. A director may, if all the directors of the Corporation consent, participate in a meeting of directors or of any committee of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a director participating in a meeting by those means is deemed for the purposes of the Act and the By-laws to be present at that meeting. Any such consent of a director may be validly given before or after the meeting to which it relates and may be given with respect to all meetings of directors or of any committees of directors held while a director holds office.

PART FIVE
MEETINGS OF SHAREHOLDERS

5.01   Participation in Meetings by Electronic Means. Any person entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation has made available such a communication facility, and a person participating in a meeting by those means is deemed for the purposes of the Act and the By-laws to be present at the meeting.

5.02   Meeting Held by Electronic Means. If the directors of the Corporation call a meeting of shareholders pursuant to the Act, those directors may determine that the meeting shall be held, in accordance with the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

5.03   Presiding Officer. The Chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and is present or deemed to be present at the meeting: the Chairman, the Vice-Chairman, the President or a Vice-President who is also a director. In the absence of any such officer, the shareholders shall choose one of their number to chair the meeting. The Secretary of the meeting shall be the Secretary of the Corporation or failing him, the Assistant Secretary of the Corporation. Notwithstanding the above, the Chairman of the meeting, at his sole discretion, may appoint a person, who need not be a shareholder, to act as Secretary of the meeting.

5.04   Persons Entitled to be Present. The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act, the Articles or the By-laws to be present. Any other person may be admitted only with the consent of the Chairman of the meeting or with the consent of the meeting.

5.05   Quorum. A quorum for the transaction of business at any meeting of shareholders shall be two (2) persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for such a shareholder, and together holding or representing ten percent (10%) of the outstanding shares of the Corporation entitled to vote at the meeting.

5.06   Scrutineers. At any meeting of shareholders, the Chairman of the meeting may with the consent of the meeting appoint one or more persons, who may be shareholders, to serve as scrutineers.

5.07   Votes to Govern. At any meeting of shareholders, unless a special resolution is required, all questions shall be decided by the majority of votes cast on the question.

5.08   Voting.

     (1)   Subject to the provisions of the Act, every question submitted to any meeting of shareholders shall be decided on a show of hands, except when a ballot is required by the Chairman of the meeting or is demanded by a shareholder or proxyholder entitled to vote at the meeting. Upon a show of hands, at every meeting at which he is entitled to vote, each person present or deemed to be present, on his own behalf, and each proxyholder present or deemed to be present shall have one (1) vote. A declaration by the Chairman of the meeting that the question has been carried, carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of such fact; and the results of the vote so taken and declared shall be the decision of the shareholders upon the said question.

     (2)   A shareholder or proxyholder may demand a ballot either before or on the declaration of the result of any vote by a show of hands. The ballot shall be taken in such manner as the Chairman of the meeting shall direct. Upon a ballot at which he is entitled to vote every shareholder present, or deemed to be present, on his own behalf or by proxy shall (subject to the provisions, if any, of the Articles) have one (1) vote for every share registered in his name; and the results of the ballot so taken and declared shall be the decision of the shareholders upon the said question.

5.09   Electronic Voting.

     (1)   Any person entitled to attend and vote at a meeting of shareholders may vote at the meeting in person or by proxy and, subject to any determinations made from time to time by the Board, may appoint a proxy by any method permitted by law, including over the internet, by the input of data using telephonic facilities or by reproduction using facsimile or electronic facilities.

     (2)   To the extent permitted by the By-laws or the Articles of the Corporation or by the Act or other laws governing the Corporation, the Board may establish, in connection with any meeting of shareholders, procedures regarding voting at the meeting by means of telephonic, electronic or other communication facilities, and make available such communication facilities consistent with those procedures. The Board may determine from time to time that the voting at any specific meeting shall be held entirely by such means.

PART SIX
OFFICERS

6.01   Appointment. The Board may from time to time elect or appoint officers with such duties and powers and for such terms of office as the Board deems advisable and, in particular, a Chairman, a Vice-Chairman, a President, one or more Vice-Presidents (to which title may be added words indicating seniority or function), a Comptroller, a Secretary and a Treasurer (who may also be Vice-Presidents), and one or more assistants to any of the officers so elected or appointed.

6.02   Chairman, Vice-Chairman and President. The Chairman, Vice-Chairman and President shall each be a director and shall have such powers and duties as the Board may specify.

6.03   Chief Executive Officer. The Board may designate the Chairman, the Vice-Chairman or the President as Chief Executive Officer of the Corporation who, as such, shall, subject to the authority of the Board, have general supervision over the business of the Corporation.

6.04   Vice-Chairman of the Board. The Vice-Chairman of the Board, if any, in the absence or non-appointment of the Chairman of the Board, shall preside as Chairman at all meetings of the Board and shareholders.

6.05   Vice-Presidents. During the absence or disability of the President, his duties shall be performed and his powers exercised by the Vice-President or, if there is more than one, by the Vice-President or Vice-Presidents designated from time to time by the Board or the President; provided, however, that a Vice-President who is not a director shall not preside as Chairman at any meeting of directors or of a committee of directors. A Vice-President shall have such other powers and duties as the Board or Chief Executive Officer may specify.

6.06   Comptroller. The Comptroller shall be the principal officer in charge of the accounts of the Corporation and shall have such other powers and duties as may be assigned to him by the Chief Executive Officer.

6.07   Secretary. The Secretary shall attend and be the Secretary of all meetings of the Board, committees of the Board (unless another person is designated to act as secretary of such meeting or meetings by any such committee), and shareholders and the Secretary or such other designated person in the case of meetings of any committees of the Board shall maintain minutes of all proceedings thereat. The Secretary shall give, or cause to be given as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the Board and shall be custodian of the corporate seal and records of the Corporation, except when another officer has been appointed for that purpose, and the Secretary shall have such other powers and duties as the Board or the Chief Executive Officer may specify. The Assistant Secretary or, if more than one, the Assistant Secretaries, shall assist the Secretary in the performance of his duties and shall exercise all his powers and carry out all his duties in the absence or disability of the Secretary.

6.08   Treasurer. The Treasurer shall have the care and custody of all funds and securities of the Corporation and shall deposit or cause to be deposited all moneys with the Corporation’s bankers, or otherwise deal with the same, including the short term investment of moneys, as designated by the Board, provided that the Treasurer may from time to time arrange for the temporary deposit of moneys of the Corporation in banks, trust companies or other financial institutions within or outside Canada not so designated by the Board for the purpose of facilitating transfer thereof to the credit of the Corporation in a bank, trust company or other financial institution so designated. The books and accounts shall at all times be open to inspection and examination by the Board, by any committee of the Board, by the President or by any person appointed by the Board for that purpose. The Treasurer shall sign or countersign such instruments as require his signature and shall perform all duties incident to his office. The Treasurer shall have such other powers and duties as the Board or the Chief Executive Officer may specify. The Assistant Treasurer, or if more than one, the Assistant Treasurers, shall assist the Treasurer in the performance of his duties and shall exercise all the Treasurer’s powers and carry out all his duties in the absence or disability of the Treasurer.

6.09   Term of Office. The Board, in its discretion, may remove any officer of the Corporation, without prejudice to the rights of such officer under any employment contract. Otherwise each officer of the Corporation shall hold office until his successor is elected or appointed or until his earlier resignation.

PART SEVEN
DIVISIONS AND UNITS

7.01   Creation and Consolidation of Divisions. The Board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the Board may consider appropriate in each case. The Board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the Board may consider appropriate in each case.

7.02   Name of Division. Subject to law, any division or its sub-units may be designated by such name as the Board may from time to time determine or cause to be determined and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contract, cheque or document shall be binding upon the Corporation when signed in accordance with Section 2.01 as if it had been entered into or signed in the name of the Corporation.

7.03   Officers of Divisions. From time to time the Board or, if authorized by the Board, the President, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The Board or, if authorized by the Board, the President, may at any time remove at its or his pleasure any officer so appointed but without prejudice to such officer’s rights under any employment contract. Officers of divisions or their sub-units shall not, as such, be officers of the Corporation.

PART EIGHT
INDEMNITY

8.01   Limitation of Liability. No director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or agent or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office of trust or in relation thereto, unless the same are occasioned by his own wilful neglect or default, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or relieve him from liability under the Act. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the directors. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a shareholder, director or officer of the Corporation or body corporate or member of the firm shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

8.02   Indemnity.

     (1)   Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify any person under the Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

     (2)   The Corporation shall advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in paragraph (1). The individual shall repay the moneys if the individual does not fulfill the conditions of paragraph (3).

     (3)   The Corporation shall not indemnify an individual under paragraph (1) unless the individual:

(a)	acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

     (4)   The Corporation shall, with the approval of a court, indemnify an individual referred to in paragraph (1), or advance moneys under paragraph (2), in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (3).

     (5)   Despite paragraph (1), an individual referred to in that paragraph is entitled to indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Corporation or other entity as described in paragraph (1), if the individual seeking indemnity:

(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfills the conditions set out in paragraph (3).

8.03   Insurance. Subject to the Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of the persons mentioned in Section 8.02, as the Board may from time to time determine.

8.04   Division and Business Unit Officers. For the purposes of this Part Eight, the expression “officer” shall be deemed to include officers of divisions and sub-units as contemplated in Part Seven.

PART NINE
SHARE CERTIFICATES

9.01   Securities Registrars, Transfer Agents and Dividend Disbursing Agents. The Board may from time to time appoint a Registrar to maintain the securities register and a Transfer Agent to maintain the register of transfers and may also appoint one or more Branch Registrars to maintain branch securities registers and one or more Branch Transfer Agents to maintain branch registers of transfers. The Board may also from time to time appoint a Dividend Disbursing Agent to disburse dividends. One person may be appointed to any number of the aforesaid positions. The Board may at any time terminate any such appointment.

9.02   Deceased Shareholder. In the event of the death of a holder or of one of the joint holders of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its Transfer Agent.

9.03   Lost, Defaced or Destroyed Certificates. The Board, or any officer or agent designated by it, may in its or his discretion, direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has become mutilated or defaced or in substitution for a certificate that has become lost, stolen or destroyed upon payment of such fee, if any, and on such terms as the Board may from time to time prescribe whether generally or in any particular case.

PART TEN
DIVIDENDS AND RIGHTS

10.01   Dividend. Subject to the Act and the Articles, the Board may from time to time declare and the Corporation may pay dividends on its issued shares to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

10.02   Dividend Cheques. A dividend payable in cash shall be paid by cheque drawn either on the bankers of the Corporation or those of its Dividend Disbursing Agent to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his Recorded Address or to such other address as the holder directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their Recorded Address, or to the first address so appearing if there are more than one. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

10.03   Non-receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation or its Dividend Disbursing Agent shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board may from time to time prescribe whether generally or in any particular case.

10.04   Unclaimed Dividends. No dividends shall bear interest as against the Corporation. Except as otherwise expressly provided in the Articles with respect to any class or series of shares, any dividend unclaimed for one year after having been declared payable may be invested or otherwise made use of by the directors for the benefit of the Corporation. Any dividend unclaimed after a period of three (3) years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation, but the Board may nevertheless authorize the subsequent payment of any such dividend on such terms as to indemnity and evidence of title as the Board may from time to time prescribe, whether generally or in any particular case.

PART ELEVEN
NOTICES

11.01 Method of Giving Notices. Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the Articles, the By-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the Board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person’s Recorded Address or if mailed to such person at his Recorded Address by prepaid ordinary or air mail or if sent to such person at his Recorded Address by any means of prepaid transmitted or recorded communication, or if provided in the form of an electronic document so long as the shareholder, director, officer, auditor or member of a committee of the Board has consented to receive the notice in such form. A notice so delivered shall be deemed to have been given when it is delivered personally or to the Recorded Address aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; and a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered for dispatch; and a notice so sent in the form of an electronic document shall be deemed to have been given when transmitted. The Secretary may change or cause to be changed the Recorded Address of any shareholder, director, officer, auditor or member of a committee of the Board in accordance with any information believed by him to be reliable.

11.02   Notice to Joint Shareholders. If two or more persons are registered as joint holders of any share, any notice may be addressed to all of such joint holders but notice addressed to one of such persons at their Recorded Address shall be sufficient notice to all of them.

11.03   Computation of Time. In computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

11.04   Omissions and Errors. The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by any such person or any error in any notice shall not invalidate such notice or any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

11.05   Persons Entitled by Death or Operation of Law. Every person who by operation of law, transfer, death of a shareholder or any other means whatsoever shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to his furnishing to the Corporation the proof of authority or evidence of his entitlement prescribed by the Act.

PART TWELVE
EFFECTIVE DATE AND REPEAL

12.01   Effective Date. This By-law shall be effective as of February 19, 2003.

12.02   Repeal. All previous By-laws of the Corporation are repealed as of the coming into force of this By-law provided that such repeal shall not affect the previous operation of any By-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such By-law prior to its repeal. All officers and persons acting under any By-law so repealed shall continue to act as if appointed under the provisions of this By-law and all resolutions of the shareholders or the Board with continuing effect passed under any repealed By-law shall continue to be valid except to the extent inconsistent with this By-law and until amended or repealed.